UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

April 11, 2008

PROSPERO MINERALS CORP.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-50429 (Commission File Number)	33-1059313 (I.R.S. Employer Identification No.)
575 Madison Avenue, 10th Floor, New York, New York (Address of principal executive offices)		10022-2511 (Zip Code)

Registrant’s telephone number, including area code  (212) 937-8442

________________________________________________________
(Former name or former address, if changed since last report)

8.01 Other Events

April 10, 2008 Nassau, Bahamas; Prospero Minerals Corp (OTCBB.PK) through its largest shareholder, Cavitation Concepts Corporation Limited has signed a Joint Venture Proposal using the private label of “MIC” Mechanically Induced Cavitation with Pyramid Power for its Water & Energy Turbine Technology (“WETTECH”).

This Agreement calls for a $1,250,000.00 Licensing Fee along with 5,000,000 shares of non-restrictive Prospero Minerals Corp. stock of which will be funded by Cavitation Concepts Corporation Limited.

The “WETTECH” Water & Energy Turbine Technology operating system is the application system created by combining the “MIC” technology with a wind turbine and a steam turbine, which used together, produces steam from ocean, lake, river, well, or any impure water source, which will purify the water for drinking while the steam turbine generates electricity.

To this date, Pyramid Power have:

1. Multiple applications are being negotiated with many companies, research projects, and new uses of Advanced Cavitation Technologies over the last 3 years.

2. Italy is concluding a 9 month research and testing program of a prototype built to purify water for the existing commercial production of electricity for industry, estimated expense valued at $250,000. The completed reports will be made available to the European Common Market in April.

3. Discussions with Senator Sam Nunn’s chief nuclear waste engineer about building a special prototype for testing cavitation on nuclear waste cleanup.

Form 8 K	Prospero Minerals Corp.	Page 2

4. Contract signed with a garbage waste burning technology powered by solar and more, making electricity and water from garbage cleanup. They have $12 billion in new contracts from a dozen countries. New testing of cavitation application to be built and tested in Miami, Florida in May, with $500,000 allocated for this first phase of development.

5. Agreements have been made with TMA, (Terra, Moya, Aqua) as the state of the art, vertical wind turbine technology to use as the energy source to power the new ACT.  TMA is currently raising the funds privately from their investor base to build a new Beta Site for the combining ACT and TMA into the new Pyramid Power design for the production of power and water form the ocean and wind.

6. Ongoing discussions and interest from the vice president of the National Association of Evangelicals to use cavitation as part of their environmental commitment through their 45,000 churches and 30 million members.

7. Spent a whole day with Congressman Duncan Hunter, California, past chairman of the Armed Services Committee. They need Pyramid Power and ACT to be used on military bases around the world, and especially now in Iraq, to make clean water and energy on the military bases, without having to send dangerous caravans out with tankers to move oil. They need to use wind and dirty river water.

8. Discussions are being held with the Water Standard Company, who has arranged $250 million for the retrofitting of 2 oil tankers for the creation of the first mobile desalination plant for the production of pure drinking water from the ocean. ACT and Pyramid Power, built on the deck of the ship, can give them 25 million gallons per day of fresh water. But in addition, we can give them 500 KW per hour, plus instead of using 5 gal of ocean water to produce 1 gal of fresh water and putting 4 gal of extra salty water back into the marine environment, we can guarantee to give them 4.5 gal of fresh water out of 5 gal of ocean water, with no salt water pour back, and put the salt in bag for sale. Plus we will eliminate the all the continuous cost of the oil or fuels to run the generator, and totally eliminate the pollution created.

MARKETING STRATEGY

1-ACT –Advanced Cavitation Technology is built, patent applied for, and working perfectly on a mobile, trailer mounted demonstrator unit currently located in Atlanta, GA.

2-ACT video available on www.pyramidpowersystems.com, along with Power Point Presentation of Philosophy, Commitment Statement, Executive Summary, Technology Comparison, National Security Commentary, related new items and applications.

3-ACT is featured as part of the WETTECH – Water & Energy Turbine Technology as used in the Pyramid Power Stewardship System.

4-The agreed strategy is to NOT sell any of the new technology or application systems, but rather, sell only the water and energy products made by Pyramid Power.

5-The plan is to finance the building of each Pyramid Power, power and water production unit, and profit from the sale of power, water, and residual products.

6-We will become an international utility provider of power and water to the world, marketing to and distributing through the existing utility companies, and making environmentally friendly “green” energy at reduced prices.

7-Build a new, larger scale Beta Site in the Bahamas, using the new ACT as featured in the WETTECH – Water & Energy Turbine Technology, powered by the TMA wind turbine, to accurately measure the productions capacities of electricity and pure water.

8-Our plan is to sell Licenses for Profit Sharing Joint Ventures for $1 million to $5 million for each state, country, territory, or business, depending on the location, population or application.

Mr. Hubert Pinder, CFO of Prospero Minerals Corp. declares “Therefore, instead of using electricity or other environmentally polluting fossil fuels to create the energy to clean water, ‘WETTECH’ systems clean and purify water from any source and produce electricity as a by-product of the process, producing both POWER & WATER.”

Form 8 K	Prospero Minerals Corp.	Page 3

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995 Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” that can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “up to,” “approximately,” “likely,” or “anticipates” or the negative thereof or given that the future results covered by such forward-looking statements will be achieved.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Prospero Minerals Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Please refer to Prospero’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Prospero’s forward-looking statements. Prospero undertakes no obligation to revise these statements following the date of this press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Minerals Corp. has caused this report to be signed on its behalf by the undersigned duly authorized person.

Dated: April 10, 2008	PROSPERO MINERALS CORP. By: /s/ Hubert L. Pinder
Hubert L. Pinder - CFO